President’s Report

October 26, 2006

Federal Home Loan Bank of New York
Declares a 6.25% Dividend for the Third Quarter of 2006

I am pleased to report that our Board of Directors has approved a dividend rate for the third quarter of 2006 of 6.25% (annualized). The dividend will be distributed to member financial institutions on October 31, 2006. The Federal Home Loan Bank of New York’s dividend rate for the second quarter, paid in July of 2006, was 5.75%. The dollar amount distributed for the third quarter dividend will be approximately $61 million.

This third quarter dividend of 6.25% represents a fair return on our members’ investment in the Federal Home Loan Bank of New York and reflects our low-risk profile and conservative investment strategy. It represents a payout of 80% of net income for the quarter. Retained earnings after the dividend payment will be approximately $289 million. If the FHFB proposed retained earnings regulation were in effect for the third quarter, the Home Loan Bank would be in compliance.

Future dividend rates may be significantly different from the current rate as a result of a number of factors, including the effects of derivatives accounting (SFAS 133), overall interest rates, demand for our products, and our ability to achieve targeted returns on our investments. In addition, payment of a dividend remains within the discretion of the Bank’s Board of Directors and subject to certain regulatory requirements. Additional financial and other disclosures may be found on the SEC website at http://www.sec.gov/edgar/searchedgar/webusers.htm

The Federal Home Loan Bank of New York is a AAA rated, Congressionally chartered wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The Federal Home Loan Bank of New York currently serves 291 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Federal Home Loan Bank of New York is to support the efforts of local members to make home mortgages to families of all income levels and provide credit to spur community growth.

Sincerely,

Alfred A. DelliBovi
President & CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.